As filed with the Securities and Exchange Commission on March 18, 2016

Registration No. 333-151414

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT No. 333-151414

UNDER

THE SECURITIES ACT OF 1933

LOCAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	33-0849123
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

PO Box 50700

Irvine, CA 92619-0700

(Address of Principal Executive Offices)(Zip Code)

LOCAL.COM CORPORATION 2008 EQUITY INCENTIVE PLAN

(Full title of the plan)

Kenneth Cragun

Chief Financial Officer

PO Box 50700

Irvine, CA 92619-0700

(949) 784-0800

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

On June 23, 2015, Local Corporation (the “Registrant”) filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Central District of California (the “Bankruptcy Court”). The Chapter 11 case is being administered by the Bankruptcy Court as Case No. 8:15-bk-13153 (SC) (the “Bankruptcy Case”). On December 1, 2015, the Registrant sold substantially all of its assets and is in the process of winding up. Accordingly, the Registrant is terminating all offerings of securities pursuant to registration statements, including the offering of its securities pursuant to the registration statement on Form S-8 (Registration No. 333-151414)(the “Registration Statement”), and is hereby filing this Post-Effective Amendment No. 1 to the Registration Statement to terminate the effectiveness of the Registration Statement, and in accordance with the undertakings of the Registration Statement, to remove from registration all securities registered which remain unsold under the Registration Statement as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Local Corporation, a Delaware corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 18th day of March 2016. Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No ..1 to the Registration Statement.

LOCAL CORPORATION

By:	/s/ Kenneth S. Cragun
Kenneth S. Cragun
Chief Financial Officer and Secretary